Tech/Ops Sevcon Inc.
155 Northboro Road
Southborough, MA 01772
Telephone (508) 281 5510
News Release
For release: Immediately
For further information contact: Paul McPartlin

TECH/OPS SEVCON REPORTS IMPROVED ANNUAL AND FOURTH QUARTER RESULTS AND ANNOUNCES QUARTERLY CASH DIVIDEND

Southborough, Mass. December 5, 2006. Tech/Ops Sevcon, Inc. (AMEX symbol TO) reported that net income for the year ended September 30, 2006 was $1,114,000, or $.35 per diluted share. In fiscal 2005 the Company had net income of $641,000, or $.20 per diluted share. Revenues for fiscal 2006 were $34,630,000, an increase of $2,955,000, or 9%, compared to the prior year's $31,675,000. Foreign currency fluctuations accounted for a decrease of $500,000 in reported sales. Excluding the foreign currency impact, volumes were 11% higher than last year. This was mainly due to improved conditions in the aerial lift and other markets served by the controls business segment. Operating income for fiscal 2006 of $1,844,000 was 85% higher than the $999,000 recorded in fiscal 2005. Higher volumes were the main reason for the improvement in operating income.

Fourth quarter sales were $8,934,000, an increase of $1,348,000 or 18%, compared to the prior year's $7,586,000. Foreign currency fluctuations resulted in an increase in reported sales of $280,000, or 4%. Most markets served by the Company were up in the fourth quarter of fiscal 2006 compared to the prior year. Operating income for the fourth quarter was $454,000 compared to $313,000 for the same quarter last year, an increase of $141,000, or 45%. The increase in operating income was mainly due to increased volumes, partially offset by higher operating expense. There was a currency loss in the fourth quarter of fiscal 2006 of $41,000 compared to a gain of $24,000 in the fourth quarter of last year. There was net income of $243,000 for the fourth quarter of fiscal 2006 compared to $233,000 for the same quarter last year. The net income per diluted share was $.08 in the fourth quarter of fiscal 2006 compared to $.07 per share for the same quarter last year.

In September 2006 the Financial Accounting Standards Board issued Statement No. 158 which changes employers'accounting for defined benefit pension and other postretirement plans. The new Standard requires annual measurement and recognition of an asset or liability reflecting the funded status of such plans, with current year changes in that funded status recognized through cumulative other comprehensive income. Although the Company was not obliged to adopt this Standard until fiscal 2007 the Company decided to adopt it as of September 30, 2006. This has resulted in a charge to cumulative other comprehensive income, a component of stockholder equity, of $1,923,000, net of tax, the recording of a long term liability for pension benefits of $2,886,000 and a long-term deferred tax asset of $920,000. Adoption of this Standard did not impact the income statement.

The Board of Directors today declared a quarterly cash dividend of $.03 per share for the first quarter of fiscal 2007. The dividend will be paid on January 4, 2007 to stockholders of record on December 20, 2006.

Tech/Ops Sevcon, Inc. is a world leader in the design, manufacture and marketing of microprocessor based controls for electric vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to prolong the shift life of the vehicles' batteries. Sevcon supplies customers throughout the world from its operations in the United Kingdom, the USA, France, the Far East, and through an international dealer network. The Company's customers are manufacturers of fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers, and other battery powered vehicles.


 Financial Highlights 2006
 (in thousands except per share data)

                                  Three months ended    Twelve months ended
                                  ------------------    -------------------
                                     Sept 30 Sept 30       Sept 30  Sept 30
                                       2006    2005           2006     2005
                                     ------  ------        -------  -------
Net sales                            $8,934  $7,586        $34,630  $31,675
                                     ------  ------        -------  -------
Operating income                        454     313          1,844      999
Income before income taxes              399     323          1,734      951
Net income                           $  243  $  233        $ 1,114  $   641
                                     ------  ------        -------  -------
Basic income per share               $  .08  $  .07        $   .35  $   .21
                                     ------  ------        -------  -------
Diluted income per share             $  .08  $  .07        $   .35  $   .20
                                     ------  ------        -------  -------
Cash dividend per share              $  .03  $  .03        $   .12  $   .12
                                     ------  ------        -------  -------
Average shares outstanding            3,146   3,125          3,139    3,125
                                     ------  ------        -------  -------


Summarized Balance Sheet Data
		                         (in thousands of dollars)
                                 September 30,        September 30,
                                     2006                 2005
                                --------------        -------------
Cash and cash equivalents and
  short-term investments             $  1,290             $  1,130
Receivables                             6,187                6,193
Inventories                             4,717                3,737
Prepaid expenses and
  other current assets                    847                  915
                                --------------        -------------
Total current assets                   13,041               11,975
Long-term assets                        5,650                4,471
                                --------------        -------------
Total assets                         $ 18,691             $ 16,446
                                --------------        -------------

Current liabilities                  $  5,673             $  5,824
Liability for pension benefits          2,886                    -
Deferred taxes and
  other long-term liabilities              95                   33
Stockholders' equity                 $ 10,037             $ 10,589
                                --------------        -------------
Total liabilities and
   stockholders' investment          $ 18,691             $ 16,446
                                --------------        -------------